Exhibit 99.1

Press Release of Active Power, Inc. dated October 27, 2004

ACTIVE POWER ANNOUNCES THIRD QUARTER RESULTS

AUSTIN, Texas (October 27, 2004) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its third quarter ended September 30, 2004. Revenues for the third quarter of fiscal 2004 were $4.1 million, an increase of 36% from the same period last year, and 10% sequentially from the previous quarter. Third quarter’s revenue growth was driven primarily by increased sales of our UPS products, including sales of our new 1200 kilovolt-amps (kVA) UPS product family.

Net loss for the third quarter of 2004 was $10.9 million, or 26 cents per share, compared to a net loss of $5.1 million, or 12 cents per share, for the same period last year and a net loss of $6.1 million, or 14 cents per share in the second quarter of 2004. Included in this third quarter’s net loss was a $4.8 million litigation settlement, or 11 cents per share, that ended the Magnex lawsuit. Product gross margin improved 19 percentage points from the same period last year, and 21 percentage points sequentially, to negative 10% due to several factors, including increased UPS product sales, material cost reductions on component parts and the recognition of $152,000 of previously deferred revenue due to the successful completion of required performance guarantees.

Consumption of cash and investments for the quarter was $5.9 million, as compared to $4.5 million for the same period last year. The increase in cash and investment consumption was due primarily to the first installment payment against the litigation settlement of $806,000 and legal and professional fees associated with defending this lawsuit. Cash and investments at September 30, 2004 were $56.5 million.

“We continue to post significant gains in sales, driven primarily by our new products,” said Joe Pinkerton, Chairman and CEO of Active Power. “The resulting increase in volume through our factory is also allowing us to show solid improvement in gross margin. We believe that sales of our new high power UPS line will drive additional revenue growth over the next several quarters.

With the launch of our thermal and compressed air storage (TACAS) technology in Q3, we are now promoting the industry’s first minute-for-minute alternative to batteries – CleanSource XR. Our prototypes have achieved each of their technical milestones, including operating at 80 kilowatts (kW) for 15 minutes in Q2 and at 10 kW for two hours during Q3. We plan to ship customers a number of CleanSource XR evaluation units over the next several months and begin full production in the second half of 2005.”

Q3 Business Highlights:

•	Operated a CleanSource XR prototype at 10 kW for over 2 hours, a milestone that positions the new product well for the low power UPS and telecommunications markets.

•	Launched our extended runtime technology at INTELEC in Chicago. Customer feedback to date has been overwhelmingly positive and several groups have requested a CleanSource XR evaluation unit. In addition to backup power, CleanSource XR is also being considered for utility load-shifting applications (storing low cost energy at night and delivering this energy at peak periods during the day).

•	Received our first order for a parallel multi-megawatt UPS system from a government facility in Europe. This system will be used to protect the country’s vital homeland defense efforts. We expect to install the system in the first half of 2005.

•	Shipped nine systems to healthcare facilities in Q3, including hospitals and transplant centers. Our products continue to perform very well in healthcare applications.

•	Received a $2.7 million order for four high power continuous power systems (CPS) from an existing customer for an industrial application. We expect to ship product against this order over the next two quarters.

•	Shipped three systems to broadcast customers in North America. Our mid-range UPS systems (65 kVA – 150 kVA) are an outstanding fit for this industry.

•	Placed four systems with a leading semiconductor manufacturer to be used in their Austin, Texas facilities to protect critical semiconductor processing equipment.

•	Shipped a high power 1200 kVA UPS to a leading scientific research institute in North America.

•	Sold systems to several repeat customers, including government hospital facilities and state departments of transportation. Repeat customer orders are the strongest vote of confidence for our products and services, and the clearest demonstration of our customers’ satisfaction.

•	Settled a lawsuit against the Company that had consumed resources for over two years and generated significant legal fees during 2004.

Outlook:

Active Power expects Q4 2004 revenue to increase to approximately $4.5 to $5.0 million, and Q4 earnings per share to be a loss of approximately 11 to 12 cents. We expect consumption of cash and investments in Q4 to be in the range of $10.0 to $11.0 million, including final payments for the litigation settlement and associated legal and professional fees of approximately $5.0 million, which were expensed in Q3 but not fully paid until Q4.

Conference call:

The Company will host a conference call today, Wednesday, October 27, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q3 results. A replay of the webcast will be available until November 10th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$4,074	$2,988	$11,029	$6,484
Operating expenses:
Cost of revenue	4,473	3,867	13,405	10,802
Research and development	2,693	2,236	7,317	7,130
Selling, general & administrative	3,109	2,356	8,580	7,209
Litigation settlement expense	4,800	—	5,080	—
Amortization of deferred stock compensation	—	17	34	83

Total operating expenses	15,075	8,476	34,416	25,224

Operating loss	(11,001)	(5,488)	(23,387)	(18,740)

Interest income	163	423	832	1,429
Other income (expense)	(92)	(1)	(93)	(12)

Net loss	$(10,930)	$(5,066)	$(22,648)	$(17,323)

Net loss per share, basic & diluted	$(0.26)	$(0.12)	$(0.53)	$(0.41)
Shares used in computing net loss per share, basic & diluted	42,559	41,995	42,389	41,869

Comprehensive loss:
Net loss	$(10,930)	$(5,066)	$(22,648)	$(17,323)
Change in unrealized gain (loss) on investments in marketable securities	210	(147)	(193)	(353)
Realized loss on marketable securities	78	—	78	—

Comprehensive loss	$(10,642)	$(5,213)	$(22,763)	$(17,676)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$37,510	$28,438
Restricted cash	805	805
Short-term investments in marketable securities	9,015	21,763
Accounts receivable, net	3,104	1,528
Inventories	3,670	4,531
Prepaid expenses and other	893	1,404

Total current assets	54,997	58,469
Property and equipment, net	8,232	9,796
Intangible assets, net	753	838
Long-term investments in marketable securities	9,125	21,158

Total assets	$73,107	$90,261

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,383	$1,694
Accrued expenses	3,137	3,323
Litigation settlement liability	3,994	—
Deferred revenue	581	184

Total liabilities	10,095	5,201
Stockholders’ equity:
Common stock	42	42
Treasury stock	(2)	(2)
Deferred stock compensation	—	(34)
Additional paid-in capital	215,673	214,993
Accumulated deficit	(152,666)	(130,018)
Other accumulated comprehensive income	(35)	79

Total stockholders’ equity	63,012	85,060

Total liabilities and stockholders’ equity	$73,107	$90,261

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